Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Matthew Pakula
312-373-2435

PLAYBOY ENTERPRISES, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS
Company Records $25.4 Million Non-Cash Impairment Charge;
Print/Digital and Licensing Results Improve

CHICAGO, Tuesday, November 9, 2010 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced a net loss for the third quarter ended September 30, 2010, of $27.4 million, or $0.81 per basic and diluted share, which included impairment and restructuring charges totaling $25.8 million.  This compares to a net loss of $1.1 million, or $0.03 per basic and diluted share in the prior year quarter, when the company recorded $0.5 million in restructuring charges.  Excluding these charges, PEI reported a net loss in the 2010 third quarter of $1.6 million, or $0.05 per basic and diluted share, compared to a net loss last year of $0.6 million, or $0.02 per basic and diluted share.
                Third quarter 2010 revenues were $52.1 million, down 7% from $56.0 million recorded in last year’s third quarter.  Playboy reported segment income of $0.7 million in the quarter compared to $2.7 million last year, as solid improvements in the Print/Digital and Licensing Groups were more than offset by lower Entertainment Group profits and increased Corporate expense.
                PEI Chief Executive Officer Scott Flanders said: “We continue to make progress toward our goal of transitioning Playboy to a brand management company.  The success of our existing partnerships with AMI and IMG demonstrate the viability and promise of outsourcing agreements.  Working with AMI, we have reduced Playboy magazine’s cost structure, contributing to the improvement in the Print/Digital Group’s third quarter profitability compared to last year.  In Asia, IMG helped close the single largest product licensing deal we’ve ever done, which was a factor in the significant top- and bottom-line growth the Licensing Group reported today.
                “While outsourcing some operations, we will continue to oversee licensing related to our location-based entertainment venues,” Flanders said, “and we are excited to report financially meaningful developments in this strategically important business.  Later this month we will open Playboy Clubs in both Macao and Cancun, and we finalized last month a plan to bring a Playboy Club back to London after more than two decades.  We expect the London club to open in the second quarter of 2011.
                “As our transformation progresses, we expect to sign additional operating agreements like these that will improve margins, limit downside and include stringent performance criteria.  Earlier this morning, we announced the expansion of our agreement with IMG Licensing Worldwide.  Given their accomplishments in Asia, they will now serve as our exclusive agent in Europe as well.  As part of our overall strategic focus, we also remain committed to controlling expenses and, in the third quarter, reduced our cost structure versus the prior year for the 11th consecutive quarter,” Flanders said.

Entertainment
The Entertainment Group reported segment income of $0.8 million in the 2010 third quarter, versus $2.3 million in last year’s quarter.  Revenues declined 20% to $19.5 million from $24.4 million in the same time periods.
                Third quarter 2010 Domestic TV revenues were down 21% to $9.8 million from $12.5 million last year.  As previously announced, DirecTV, Inc. withheld estimated payments of $3.0 million for TV programming received from Playboy during the quarter.  That revenue loss combined with modest declines in movie network and video-on-demand revenues were responsible for the year-over-year downturn.  PEI also recorded a $1.2 million charge for bad debt expense for receivables related to DirecTV.
                Increased competition and unfavorable foreign exchange contributed to a $1.7 million reduction in third quarter 2010 international TV revenues to $9.0 million.  This decline was, in part, offset by lower expenses versus the prior year quarter.
                Programming amortization expense in the 2010 third quarter was $3.9 million, down from $7.2 million last year, reflecting the impairment charge taken in the quarter.  The company said that fourth quarter programming amortization expense is estimated to be approximately $6.0 million.

Print/Digital
Playboy magazine was largely responsible for the $0.9 million increase in third quarter 2010 Print/Digital Group segment income to $1.3 million compared to $0.4 million last year. The group’s revenues declined 5% to $21.7 million in the same time periods.
                Playboy magazine third quarter 2010 revenues grew 6% versus last year to $10.0 million while operating costs declined.  The top-line improvement was in large measure attributable to the publication of three issues of Playboy magazine in this year’s quarter versus two in last year’s quarter, which contributed to a 21% increase in circulation revenues in the same time periods.  Third quarter 2010 advertising pages were up 31%, although advertising revenues declined 25% due to a planned 42% reduction in the magazine’s rate base.
                The company said that it expects Playboy magazine advertising pages to increase approximately 7% in the 2010 fourth quarter.
                Third quarter 2010 Digital revenues were $8.5 million, down $1.1 million from last year, reflecting lower pay-sites and advertising revenues.  A reduced cost structure partially countered the revenue decline.

Licensing
Third quarter 2010 Licensing Group segment income grew 11% to $6.2 million compared to the same quarter last year on a 24% increase in revenues to $10.9 million.  Consumer products sales were up 36% in the quarter due to increased royalties from licensees in Southeast Asia and Latin America.   The group’s costs increased versus last year’s third quarter primarily due to higher bad debt expense and agency fees.

Corporate and Other
Corporate expense rose to $7.6 million in the third quarter 2010 from $5.5 million in the same period last year.  Higher trademark defense expense and fees related to Mr. Hefner’s proposal to take the company private contributed to the year-over-year increase.
                PEI also recorded non-cash impairment charges in the 2010 third quarter totaling $25.4 million.  Of the total charges, $22.3 million was related to programming costs and $3.1 million to distribution agreements.  The company also reported a restructuring charge of $0.4 million in the 2010 third quarter, which compares to a $0.5 million charge in the same period last year.

Additional information regarding third quarter 2010 earnings will be available on the earnings release conference call, which is being held today, November 9, 2010, at 10:00 a.m. Eastern /9:00 a.m. Central.  The call may be accessed by dialing (800) 895-1085 (for domestic callers) or (785) 424-1055 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials;
(b) attempts to limit or otherwise regulate the sale or distribution of certain consumer products sold by our licensees; or
(c) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and other business partners;
(3)	Our ability to effectively manage our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or decreases in spending by advertisers, either generally or with respect to the men’s market;

(10)	Competition in the television, men’s magazine, Internet, mobile and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or delays in implementation which might affect our plans, assumptions and financial results;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear or video-on-demand television platforms;
(15)
Failure to maintain our agreements with multiple system operators and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to households or acceptance by DTH, cable and/or telephone company systems and the possible resulting cancellation of fee arrangements, pressure on splits or other deterioration of contract terms with operators of these systems;

(16)	Risks that we may not realize the expected sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we have taken or may take in the future;
(18)	Increases in paper, printing, postage or other manufacturing costs;
(19)	Effects of the consolidation of the single-copy magazine distribution system in the U.S. and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the consolidation and/or bankruptcies of television distribution companies;
(21)	Risks associated with the viability of our subscription, ad-supported and e-commerce Internet models;
(22)	Our ability to sublet our excess space may be negatively impacted by the market for commercial rental real estate as well as by the global economy generally;
(23)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements;
(24)	Risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital markets;
(25)
The risk that we will be unable to refinance our 3.00% convertible senior subordinated notes due 2025, or convertible notes, or the risk that we will need to refinance our convertible notes, prior to the first put date of March 15, 2012, at significantly higher interest rates;

(26)
The risk that we are unable to either extend the maturity date of our existing credit facility beyond the current expiration date of January 31, 2011 or establish a new facility with a later maturity date and acceptable terms; and

(27)	Further downward pressure on our operating results and/or further deterioration of economic conditions could result in impairments of our long-lived assets, including intangible assets.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	September 30,
	2010	2009
Net revenues
Entertainment:
Domestic TV	$9.8	$12.5
International TV	9.0	10.7
Other	0.7	1.2
Total Entertainment	19.5	24.4
Print/Digital:
Domestic magazine	10.0	9.4
International magazine	1.2	1.5
Special editions and other	2.0	2.4
Digital	8.5	9.6
Total Print/Digital	21.7	22.9
Licensing:
Consumer products	9.8	7.2
Location-based entertainment	0.9	1.2
Marketing events	0.2	0.2
Other	-	0.1
Total Licensing	10.9	8.7

Total net revenues	$52.1	$56.0

Net loss
Entertainment	$0.8	$2.3
Print/Digital	1.3	0.4
Licensing	6.2	5.5
Corporate	(7.6)	(5.5)

Segment income	0.7	2.7

Restructuring expense	(0.4)	(0.5)
Impairment charges	(25.4)	-

Operating income (loss)	(25.1)	2.2

Interest expense	(2.1)	(2.2)
Amortization of deferred financing fees	(0.2)	(0.1)
Other, net	1.1	0.2

Income (loss) before income taxes	(26.3)	0.1

Income tax expense	(1.1)	(1.2)

Net loss	$(27.4)	$(1.1)

Weighted average number of common shares outstanding
Basic and diluted	33,696	33,468

Basic and diluted loss per common share	$(0.81)	$(0.03)

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2010	2009
Net revenues
Entertainment:
Domestic TV	$35.5	$38.5
International TV	28.4	32.4
Other	2.3	3.5
Total Entertainment	66.2	74.4
Print/Digital:
Domestic magazine	27.3	39.3
International magazine	4.1	4.8
Special editions and other	4.4	5.4
Digital	25.0	27.8
Total Print/Digital	60.8	77.3
Licensing:
Consumer products	27.7	21.9
Location-based entertainment	2.7	3.5
Marketing events	2.2	2.3
Other	0.6	0.4
Total Licensing	33.2	28.1

Total net revenues	$160.2	$179.8

Net loss
Entertainment	$6.0	$7.3
Print/Digital	(1.0)	(0.9)
Licensing	19.1	15.9
Corporate	(19.8)	(17.3)

Segment income	4.3	5.0

Restructuring expense	(2.7)	(12.8)
Impairment charges	(25.8)	(5.5)

Operating loss	(24.2)	(13.3)

Investment income	-	0.7
Interest expense	(6.5)	(6.5)
Amortization of deferred financing fees	(0.5)	(0.5)
Other, net	0.1	(0.3)

Loss before income taxes	(31.1)	(19.9)

Income tax expense	(2.7)	(3.6)

Net loss	$(33.8)	$(23.5)

Weighted average number of common shares outstanding
Basic and diluted	33,623	33,433

Basic and diluted loss per common share	$(1.01)	$(0.70)

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
EBITDA and Adjusted EBITDA	2010	2009	% Inc/(Dec)	2010	2009	% Inc/(Dec)
Net Loss	$(27.4)	$(1.1)	2,390.9	$(33.8)	$(23.5)	43.8
Adjusted for:
Income Tax Expense	1.1	1.2	(8.3)	2.7	3.6	(25.0)
Interest Expense	2.1	2.2	(4.5)	6.5	6.5	-
Amortization of Deferred Financing Fees	0.2	0.1	100.0	0.5	0.5	-
Depreciation and Amortization	5.4	8.8	(38.6)	22.3	27.5	(18.9)
EBITDA 1	(18.6)	11.2	-	(1.8)	14.6	-
Adjusted for:
Restructuring Expense	0.4	0.5	(20.0)	2.7	12.8	(78.9)
Stock Options and Restricted Stock Awards	0.4	0.4	-	1.0	0.6	66.7
Equity in Operations of Investments	(0.3)	(0.2)	50.0	(0.2)	-	-
Impairment Charges	25.4	-	-	25.8	5.5	369.1
Cash Investments in Entertainment Programming	(7.2)	(5.1)	41.2	(18.2)	(18.4)	(1.1)
Adjusted EBITDA 2	$0.1	$6.8	(98.5)	$9.3	$15.1	(38.4)

Net Loss Before Restructuring and	Third Quarter Ended September 30,			Nine Months Ended September 30,
Impairment Charges 3	2010	2009	% Better/(Worse)	2010	2009	% Better/(Worse)
Net Loss	$(27.4)	$(1.1)	(2,390.9)	$(33.8)	$(23.5)	(43.8)
Adjusted for:
Restructuring Expense	0.4	0.5	20.0	2.7	12.8	78.9
Impairment Charges	25.4	-	-	25.8	5.5	(369.1)
Net Loss Before Restructuring and Impairment
Charges	$(1.6)	$(0.6)	(166.7)	$(5.3)	$(5.2)	(1.9)
Basic and Diluted Loss Before Restructuring and
Impairment Charges Per Common Share	$(0.05)	$(0.02)	(150.0)	$(0.16)	$(0.16)	-

	Third Quarter Ended September 30,			Nine Months Ended September 30,
Financial and Operating Data	2010	2009	% Inc/(Dec)	2010	2009	% Inc/(Dec)
Entertainment
Cash Investments in Entertainment Programming	$7.2	$5.1	41.2	$18.2	$18.4	(1.1)
Programming Amortization Expense	$3.9	$7.2	(45.8)	$17.6	$22.4	(21.4)

Print/Digital
Advertising Sales (Playboy-Branded)	$2.9	$4.2	(31.0)	$7.9	$11.7	(32.5)
Digital Content Expense	$1.5	$1.5	-	$4.5	$4.9	(8.2)
Domestic Magazine Advertising Pages	85.2	65.2	30.7	248.9	191.1	30.2

At September 30
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$27.6	$26.9	2.6	$27.6	$26.9	2.6
Long-Term Financing Obligations	$107.6	$103.0	4.5	$107.6	$103.0	4.5

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net Loss Before Restructuring and Impairment Charges is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net Loss Before Restructuring and Impairment Charges might not be comparable to similarly titled measures of other companies. Net Loss Before Restructuring and Impairment Charges should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.